Exhibit 10(j)

Letter of Agreement between Yellowstone (Hong Kong) Limited and
Westpark Capital, Inc. dated March 21, 2002 with regard to referral fees for referring of business by Yellowstone (Hong Kong) Limited


                      WESTPARK CAPITAL, INC.
                        INVESTMENT BANKING
                         Member NASD/SIPC

March 21, 2002

Yellowstone (Hong Kong) Limited / WestPark (Hong Kong) Limited
Suite 1201, Alexandra House
16-20 Chater Road
Central, Hong Kong
Hong Kong

Attention:   Mr. King Kwok Yu

Dear King:

This is to confirm our understanding whereby WestPark Hong Kong Limited (a subsidiary to be incorporated by Yellowstone (Hong Kong) Limited in Hong Kong and hereinafter referred to as ("the Company") will receive a Finder's Fee for the purposes of finding suitable company clients for both private and public funding, identifying and securing sources of institutional, private equity and venture capital on behalf of WestPark Capital, Inc.

The Finders Fee on all completed public equity transactions introduced by the Company will be .75% to 1% of the gross proceeds raised in such transactions completed by Westpark Capital, Inc. and 5% of the Underwriter warrants received by WestPark Capital, Inc.

For the placement of all-private placements and venture capital introduced by the Company, WestPark Capital, Inc. will share its selling concession with the Company. The split will be determined on a case-by-case basis, but in no case will the Company receive less than 50% of the selling concession of the amount it places. On public offerings the Company will get the standard selling concession.

The finder's fee on retail private placements introduced to WestPark Capital, Inc. by the Company will be 20% of the net fee's received by WestPark Capital, Inc. and 10% of any warrants received by WestPark Capital, Inc.

Finder's fees on institutional private placements introduced to WestPark Capital, Inc. by the Company will be 15% of the net fee's received by WestPark Capital, Inc. and 10% of any warrants received by WestPark Capital, Inc.

Finder's fees for consulting engagements introduced to WestPark Capital, Inc. by the Company will be 20% of the net fees and 10% of any warrants received by WestPark Capital, Inc.

The finders fee on Merger & Acquisition deals introduced by the Company will be 15% of the net fees received by WestPark Capital, Inc. and 10% of any warrants received by WestPark Capital, Inc.

Should there be any disagreement between Yellowstone Hong Kong, the Company and WestPark Capital, Inc. regarding the interpretation of the provisions of this letter, Yellowstone Hong Kong, the Company and WestPark Capital, Inc. agree to binding arbitration under California law to resolve such dispute.

All finders fee payable to Yellowstone Hong Kong shall be settled by wire transfer within twenty-one (21) days after successful closing of the transactions referred.

Please indicate your agreement to this letter by signing in the space indicated and returning one copy to WestPark Capital, Inc.

Sincerely,


/s/ Richard A. Rappaport
---------------------------
Richard A. Rappaport
Chief Executive Officer


ACCEPTED AND AGREED THIS 21st DAY OF MARCH 2002.


/s/ King Kwok Yu
---------------------------
By: Mr. King Kwok Yu
Yellowstone (Hong Kong) Limited